Exhibit 10.3

January 30, 2015

FCC, LLC, d/b/a First Capital

3350 Riverwood Parkway, Suite 1750

Atlanta, Georgia 30339

Attention: Portfolio Manager

Facsimile No.: 678-594-5901

     RE:     Side Letter in Respect of Series J Equity Issuance and Calculation of Fixed Charge Coverage Ratio

Ladies and Gentlemen:

Reference is made to that (i) certain Loan and Security Agreement dated as of April 25, 2014 (as at any time amended, restated, modified or supplemented, the “Loan Agreement”), among Lighting Science Group Corporation, a Delaware corporation (“LSG”), Biological Illumination, LLC, a Delaware limited liability company (“BioLogical”; LSG and BioLogical are hereinafter referred to collectively as “Borrowers”), the various financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and FCC, LLC, d/b/a First Capital, a Florida limited liability company (“First Capital”), in its capacity as agent for the Lenders (in such capacity, “Agent”) and (ii) that certain Consent to Series J Issuance dated as of the date hereof (the “Consent”), executed by Borrowers, Agent and the Lenders, pursuant to which Agent and the Lenders have acknowledged and consented to the sale by LSG of Series J Securities (as such term is defined in the Consent) on or prior to January 31, 2015, and the receipt by LSG of a cash equity contribution in the amount of $11,525,000 in respect of such sale of Series J Securities (the “January 2015 Series J Equity Contribution”). Capitalized terms used herein shall, unless otherwise provided herein, have the respective meanings set forth in the Loan Agreement.

Pursuant to Section 6 of the Loan Agreement, Borrowers are required, among other things, to maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 as of the last day for (i) the six months ending March 31, 2015, (ii) the nine months ending June 30, 2015, (iii) the twelve months ending September 30, 2015, and (iv) the twelve months ending December 31, 2015 (collectively, the “Applicable Covenant Periods”).

Notwithstanding the calculation of EBITDA pursuant to the definition set forth in the Loan Agreement, Borrowers desire, and upon the effectiveness hereof, Agent and Lenders agree that, solely for purposes of determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Item 21(b) of the Schedule with respect to the Applicable Covenant Periods, the cash proceeds from the January 2015 Series J Equity Contribution shall be included in the calculation of EBITDA for each of such Applicable Covenant Periods; provided, that such cash proceeds are forwarded directly to a lockbox designated by Agent and applied to the Obligations, and provided, further that, to the extent such cash proceeds exceed the amount of the outstanding Obligations as of the date of such application, the excess amount of cash proceeds shall be used by Borrowers for general working capital purposes. For the avoidance of doubt, (i) in no event shall any cash proceeds from the January 2015 Series J Equity Contribution be used for repayment of the Term Loan Debt, (ii) the application of cash proceeds from the January 2015 Series J Equity Contribution shall not permanently reduce the Maximum Line Amount under the Loan Agreement and (iii) the January 2015 Series J Equity Contribution shall not constitute a Curative Equity Contribution (and the provisions of Section 13(c) of the Loan Agreement shall not apply to, nor be impacted by, the January 2015 Series J Equity Contribution contemplated herein).

1830 Penn Street | Melbourne, FL 32901 USA | www.lsgc.com

P 321.779.5520 | F 321.779.5521

January 30, 2015

FCC, LLC, d/b/a First Capital

This effectiveness of this side letter agreement is subject to Agent's receipt of (a) a counterpart of this letter agreement duly executed by each Borrower, and (b) a letter agreement among LSG and Term Loan Parties in favor of Agent and Lenders pursuant to which, among other things, Term Loan Parties agree that, (i) solely for purposes of determining the Fixed Charge Coverage Ratio (as defined in the Term Loan Agreement) with respect to the Applicable Covenant Periods, the cash proceeds from the January 2015 Series J Equity Contribution shall be included in the calculation of EBITDA (as defined in the Term Loan Agreement) for each of the Applicable Covenant Periods, and (ii) notwithstanding anything to the contrary in the Term Loan Documents or the Intercreditor Agreement, the cash proceeds from the January 2015 Series J Equity Contribution may be forwarded directly to a lockbox designated by Agent and applied to the Obligations as provided herein. Except as otherwise expressly provided in this side letter agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This side letter agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement shall continue in full force and effect. This side letter agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this side letter agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page hereto that is delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

Very Truly Yours,

Lighting Science Group Corporation

By:     /s/ Ed Bednarcik

           Ed Bednarcik, Chief Executive Officer

BIOLOGICAL ILLUMINATION, LLC

By:     /s/ Fred Maxik

           Fred Maxik, Manager

Accepted and Agreed as of January 30, 2015

FCC, LLC, d/b/a FIRST CAPITAL, as a Lender and Agent for the Lenders

By:     /s/ Pamela Petrick

           Name:   Pamela Petrick

           Title:     Vice President

Signature Page to Side Letter Agreement